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                                                                   EXHIBIT 16.1

                                    KPMG LLP
                                10 South Broadway
                                    Suite 900
                               St. Louis, MO 63102

January 14, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for DLJ Brand Holdings, Inc. (the "Company") and, under the date of September 6, 2002, we reported on the consolidated financial statements of DLJ Brand Holdings, Inc. as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001. On December 18, 2002, we resigned. We have read Brand Intermediate Holdings, Inc.'s ("Brand") statements under the caption "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" included in the Registration Statement filed by Brand Intermediate Holdings, Inc. on January 14, 2003 and we agree with such statements, except that we are not in a position to agree or disagree with Brand's statement that the change was authorized by the board of directors, or Brand's statement that Ernst & Young, LLP was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events specified in Item 304(a)(I)(iv) of Regulation S-K.



Very truly yours,

/s/ KPMG LLP